                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 CARDIOTHORACIC SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                          CARDIOTHORACIC SYSTEMS, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                           TO BE HELD ON MAY 27, 1997

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CARDIOTHORACIC SYSTEMS, INC., a Delaware corporation (the "Company") will be held on Tuesday, May 27, 1997, at 1:30 p.m., local time, at the Company's principal executive offices, 10600 N. Tantau Ave., Cupertino, California 95014 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

    1. To elect eight directors of the Company to serve until their successors are duly elected and designated;

    2. To amend the Delaware Certificate of Incorporation and Bylaws (collectively, the "Charter Documents") to establish a classified Board of Directors with the following classes and terms:

             i. two Class I directors, whose terms shall continue until the date of the Annual Meeting of Stockholders in 1998 and thereafter shall be 3-year terms;

             ii. three Class II directors, whose terms shall continue until the date of the Annual Meeting of Stockholders in 1999 and thereafter shall be 3-year terms;

            iii. three Class III directors, whose terms shall continue until the date of the Annual Meeting of Stockholders in 2000 and thereafter shall be 3-year terms;

    3. To approve and ratify an amendment of the Company's Incentive Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 600,000 shares to a new total of 2,200,000 shares.

    4. To approve and ratify an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock by 40,000,000 shares to a new total of 60,000,000 shares.

    5. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1997.

    6. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 1, 1997 are entitled to notice of and to vote at the Annual Meeting. All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Richard M. Ferrari

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Cupertino, California
April 21, 1997

                                    IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                          CARDIOTHORACIC SYSTEMS, INC.

                             ---------------------

                              PROXY STATEMENT FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                  MAY 27, 1997

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of CardioThoracic Systems, Inc. ("CardioThoracic Systems" or the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 27, 1997 at 1:30 p.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Company's principal executive offices, 10600 N. Tantau Ave., Cupertino, California 95014. The telephone number at the meeting location is
(408) 342-1700.

    These proxy solicitation materials and the Annual Report to stockholders for the fiscal year ended December 31, 1996 (the "Last Fiscal Year"), including financial statements, were first mailed on or about April 21, 1997, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

    Stockholders of record at the close of business on April 1, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 13,399,505 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding and held of record by approximately 95 stockholders.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

    Each stockholder is entitled to one vote for each share held as of the record date. Stockholders will not be entitled to cumulate their votes in the election of directors.

    The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general,

Delaware law also provides that a quorum consists of a majority of shares which are entitled to vote and which are present or represented by proxy at the meeting.

    The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the eight directors, for approval of the amendment of the Certificate of Incorporation, the Bylaws and of the Incentive Stock Plan, for the increase in the number of authorized shares of Common Stock, for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

    If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1998 ANNUAL
  MEETING

    Proposals that are intended to be presented by stockholders of the Company at the 1998 Annual Meeting must be received by the Company no later than December 22, 1997 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Associates of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal year 1996, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with, except that Joseph S. Ciffolillo and Christian Skieller each did not timely file their initial reports of ownership on Form 3 (such forms were filed approximately one month late).

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock of the Company as of April 1, 1997, by: (i) each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock, (ii) each director and nominee for election, (iii) each officer named in the Summary Compensation Table below, and (iv) all directors, nominees for election and executive officers as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices. A total of 13,399,505 shares of the Company's Common Stock were issued and outstanding as of April 1, 1997.

                                                                  SHARES
                                                                BENEFICIALLY     APPROXIMATE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          OWNED(1)    PERCENT OF TOTAL(2)
--------------------------------------------------------------  -----------  --------------------
Morgenthaler Venture Partners IV .............................     840,000             6.3%
  2730 Sand Hill Road
  Suite 280
  Menlo Park, CA 94025
Entities affiliated with The Vertical Group, L.P.(3) .........     690,000             5.1
  18 Bank Street
  Summit, N.J. 07901
Richard M. Ferrari............................................     945,042             7.1
Charles S. Taylor.............................................     948,152             7.1
Michael J. Billig (4).........................................      46,666            *
Thomas A. Afzal (5)...........................................      35,100            *
Steve M. Van Dick (6).........................................      90,568            *
Christian Skieller (7)........................................       7,500            *
Joseph A. Ciffolillo..........................................          --              --
Robert C. Bellas, Jr.(8)......................................     840,000             6.3
Thomas J. Fogarty, M.D.(9)....................................     590,000             4.4
Jack W. Lasersohn(10).........................................     670,000             5.0
Thomas C. McConnell(11).......................................     650,000             4.9
Philip M. Young(12)...........................................     651,700             4.9
All directors and executive officers as a group (12
  persons)....................................................   5,474,728            40.5

------------------------

 *  Less than 1%.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Applicable percentage ownership is based on 13,399,505 shares of Common Stock outstanding as of April 1, 1997 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after April 1, 1997, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) Consists of 650,000 shares held by The Vertical Fund Associates, L.P., 20,000 shares held by Vertical Life Sciences, L.P., and 20,000 shares held by Stephen D. Baksa.

(4) Includes 46,666 options which will become exercisable within 60 days of April 1, 1997.

(5) Includes 31,250 options which will become exercisable within 60 days of April 1, 1997, 1,000 shares held by Mr. Afzal, 1,350 shares held jointly by Mr. Afzal and his wife, and 1,500 shares held in Mr. Afzal's name for his children.

(6) Includes 40,000 options which will become exercisable within 60 days of April 1, 1997.

(7) Includes 7,500 options which will become exercisable within 60 days of April 1, 1997.

(8) Consists of 840,000 shares held by Morgenthaler Venture Partners IV. Mr. Bellas, a director of the Company, is a general partner of Morgenthaler Venture Partners IV. Mr. Bellas shares voting or investment control over the shares held by Morgenthaler Venture Partners IV.

(9) Consists of 481,644 shares held by Three Arch Partners, L.P., 108,356 shares held by Three Arch Associates, L.P., and 90,000 shares held by Dr. Fogarty (some of which remain subject to repurchase by the Company). Dr. Fogarty is a director of the Company and a general partner of Three Arch Partners, L.P. and Three Arch Associates, L.P. Dr. Fogarty disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

(10) Consists of 650,000 shares held by Vertical Fund Associates L.P. and 20,000 shares held by Vertical Life Sciences L.P. Jack W. Lasersohn is a director of the Company, a managing director of the Vertical Group G.P., the general partner of Vertical Fund Associates L.P., and the general partner of Vertical Life Sciences L.P. Mr. Lasersohn disclaims beneficial ownership of the shares held by Vertical Fund Associates L.P. and Vertical Life Sciences L.P. except to the extent of his proportionate partnership interest therein.

(11) Consists of 640,000 shares held by New Enterprise Associates VI, L.P. and 10,000 shares held by NEA Ventures 1996, L.P. Thomas C. McConnell is a director of the Company and a general partner of New Enterprise Associates VI, L.P. and NEA Ventures 1996, L.P. Mr. McConnell disclaims beneficial ownership of the shares held by New Enterprise Associates VI, L.P. and NEA Ventures 96, L.P. except to the extent of his proportionate partnership interest therein.

(12) Consists of 560,300 shares held by U.S. Venture Partners IV, L.P., 68,250 shares held by Second Ventures II, L.P., 19,500 shares held by USVP Entrepreneur Partners II, L.P., 1,950 shares held by 2180 Associates Fund, and 1,700 shares held by Philip M. Young. Mr. Young is a director of the Company and a general partner of each of U.S. Venture Partners IV, L.P., Second Ventures II, L.P., USVP Entrepreneur Partners II, L.P. and 2180 Associates Fund. Mr. Young disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's Board of Directors currently consists of eight persons, each serving a one-year term ending on the date of the annual meeting. All eight directors are seeking re-election to serve for the full duration of the next term of office. The term of office for all eight director slots will be one year from the date of the 1997 Annual Meeting, unless Proposal No. 2 for the classification of the Board of Directors is approved, in which case the directors will be divided into three classes: Class I will contain two directors who will hold office until the date of the Annual Meeting of Stockholders in 1998 and thereafter for 3-year terms; Class II will contain three directors who will hold office until the date of the Annual Meeting of Stockholders in 1999 and thereafter for 3-year terms; and Class III will contain three directors who will hold office until the date of the Annual Meeting of Stockholders in 2000 and thereafter for 3-year terms (and, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death).

    In the event that any of such persons becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

    The names of the Class I, Class II, and Class III nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date, and certain information about them are set forth below:

NAME                                     AGE                       POSITION WITH THE COMPANY                    CLASS (3)
-----------------------------------      ---      ------------------------------------------------------------  ---------
Robert C. Bellas, Jr.(1)...........          55   Director                                                         II

Joseph A. Ciffolillo...............          58   Director                                                          I

Richard M. Ferrari.................          43   Chief Executive Officer, President, Director                     III

Thomas J. Fogarty, M.D.............          63   Director                                                          I

Jack W. Lasersohn(2)...............          44   Director                                                         III

Thomas C. McConnell(1)(2)..........          42   Director                                                         II

Charles S. Taylor..................          42   Vice President, Chief Technical Officer, Director                II

Philip M. Young(1).................          57   Director                                                         III

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) In the event the stockholders approve Proposal No. 2 for classification of the Board of Directors, the nominees shall be divided into Classes I, II, and III with terms as described above.

    There are no family relationships among directors or executive officers of the Company.

    ROBERT C. BELLAS, JR. has served as a Director of the Company since September 1995. Since January 1984, Mr. Bellas has been a General Partner of Morgenthaler Ventures, a venture capital firm, where he is responsible for the firm's investment in health care services, medical devices and biomedical ventures. Mr. Bellas also serves on the Board of Directors of Vical, Inc. and Medaphis Corporation. Mr. Bellas holds an M.B.A. from Stanford University Graduate School of Business.

    JOSEPH A. CIFFOLILLO joined the Company as a Director in August 1996. From 1983 until April 1996, he served as Chief Operating Officer of Boston Scientific Corporation. From 1963 to 1983 he was employed by Johnson & Johnson in a number of positions, including Senior Vice President of Codman, (a Johnson & Johnson company) and President of Johnson & Johnson Orthopedic Company. Mr. Ciffolillo serves on the

Board of Directors of Boston Scientific Corp., CompDent Corp., and Innovasive Devices, Inc. Mr. Ciffolillo holds a B.S. in Finance from Bucknell University, where he currently serves as a director.

    RICHARD M. FERRARI joined the Company as Chief Executive Officer and a Director in June 1995 and was elected President in August 1995. From January 1991 until joining the Company, he was President and Chief Executive Officer of Cardiovascular Imaging Systems, Inc. ("CVIS"), a manufacturer of intravascular ultrasound systems, which is currently a subsidiary of Boston Scientific Corporation. From March 1990 until joining CVIS, he served as President and Acting Chief Executive Officer of Medstone International, Inc., a manufacturer of lithotripsy equipment for treatment of gall and kidney stones. From 1981 to February 1990, he was employed with ADAC Laboratories, a supplier of diagnostic imaging equipment, serving most recently as Executive Vice President and General Manager responsible for the Nuclear Medicine, Digital Cardiology, Information Management and Radiation Therapy business units. Mr. Ferrari serves on the Board of Directors of FemRx, Inc. Mr. Ferrari holds an M.B.A. from the University of South Florida.

    THOMAS J. FOGARTY, M.D. joined the Company as a Director in February 1996. Dr. Fogarty is an internationally recognized cardiovascular surgeon, inventor and venture capitalist. He is a General Partner of Three Arch Partners, a venture capital firm investing primarily in medical device companies, and has held the position of Professor of Surgery at Stanford University Medical Center since July 1993. Dr. Fogarty also serves as a director of Raytel Medical Corporation, Biopsys Medical, Inc., Cardiac Pathways, Inc., and General Surgical Innovations, Inc. Dr. Fogarty holds an M.D. from the University of Cincinnati College of Medicine.

    JACK W. LASERSOHN joined the Company as a Director in September 1995. He has been a Managing Director of The Vertical Group, Inc., a venture capital firm investing primarily in medical technology companies, since its formation in 1989. From 1981 to 1989, Mr. Lasersohn was the director of the venture capital division of F. Eberstadt & Co., Inc. Mr. Lasersohn also serves as a director of VitalCom Inc. and Uroquest Medical Corp. He holds an M.A. from Tufts University and a J.D. from Yale University.

    THOMAS C. MCCONNELL joined the Company as a Director in September 1995. He has been a General Partner of New Enterprise Associates ("NEA"), a venture capital investment entity, since 1989 and has been associated with NEA since 1985. Mr. McConnell also serves as a director of Conceptus, Inc., Applied Imaging Corp., Innovasive Devices Inc., and Sequana Therapeutics, Inc. He holds an M.B.A. from Stanford University Graduate School of Business.

    CHARLES S. TAYLOR, the founder of the Company, was with Informed Creation, the predecessor company to CardioThoracic Systems, since its inception in November 1993, and has served as Vice President, Chief Technical Officer and Director of the Company since its incorporation in June 1995. From June 1992 until November 1993, Mr. Taylor was a member of the research and development group at Stanford Surgical Technologies, Inc. (now Heartport, Inc., a publicly traded company), that develops instruments for advanced cardiac surgical procedures. From January 1992 to May 1992, Mr. Taylor managed the establishment of a new development group for Eli Lilly's Medical Instrument Systems division (now Guidant Corp., a publicly traded company), the Technology Development Center ("TDC"), which develops surgical devices for vascular intervention procedures. From May 1986 to December 1991, he was an Engineer and Manager for Advanced Cardiovascular Systems, Inc. where he directed teams of engineers developing new manufacturing technologies and custom research and development equipment.

    PHILIP M. YOUNG joined CTS as a Director in September 1995. He has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Young serves as a director of The Immune Response Corporation, FemRx, Inc., Vical, Inc. and Zoran Corporation. He holds an M.B.A. from Harvard University.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held six meetings during the fiscal year ended December 31, 1996. No director attended fewer than 75% of the meetings of the Board of Directors during the fiscal year ended December 31, 1996, with the exception of directors Fogarty and Ciffolillo. Director Fogarty, who joined the Company as a director in February 1996, attended three meetings of the Board of Directors. Director Ciffolillo, who joined the Company as a director in August 1996, attended one meeting of the Board of Directors. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

    The Audit Committee consisted of directors Bellas and Young until June 1996, when it was reconstituted to consist of directors Lasersohn and McConnell. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee held one meeting during the last fiscal year.

    The Compensation Committee consists of directors Bellas, McConnell, and Young. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for employees of the Company and administers the Company's equity incentive plans. The Compensation Committee held two meetings during the last fiscal year.

COMPENSATION OF DIRECTORS

    Directors of the Company do not receive cash compensation for services they provide as directors, aside from out-of-pocket expenses incurred in connection with attendance at board meetings. From time to time, certain directors who are not employees of the Company have received grants of options to purchase shares of the Company's Common Stock. Under the Company's 1996 Director Option Plan, directors who are not employees or consultants of the Company receive options to purchase up to 12,000 shares of Common Stock upon joining the Board of Directors. Thereafter, each Outside Director who has served on the Board of Directors for at least six months shall receive an option to acquire 3,000 shares of Common Stock on the date of each of the Company's annual meetings of stockholders, provided such Outside Director is re-elected.

    During the fiscal year ended December 31, 1996, the Company granted options to purchase 42,000 shares of the Company's common stock to director Joseph Ciffolillo.

    In February 1996, the Company entered into a 4-year consulting arrangement with director Thomas J. Fogarty for the development of devices, instruments, and techniques for minimally invasive coronary artery bypass graft surgery. The Company granted to Three Arch Associates L.P. and Three Arch Partners L.P. options for the purchase of 90,000 shares of common stock. Dr. Fogarty is a general partner of these two partnerships. In February 1996, the partnerships exercised the options, which are subject to a right of repurchase in the event of termination of the agreement and Dr. Fogarty's services as a board member. The consulting agreement also provides for certain royalty payments to Dr. Fogarty based on certain product sales by the Company. No such royalty payments were made in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also administers various incentive compensation plans. During the year ended December 31, 1996, Messrs. Bellas, McConnell, and Young served as the compensation committee of the Company's board of directors. Mr. Ferrari, who is President and Chief Executive Officer of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that Mr. Ferrari is excluded from discussions regarding his own salary and incentive compensation. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

VOTE REQUIRED

    The eight nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as the directors.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

                                 PROPOSAL NO. 2
                    CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Company's Board of Directors currently consists of eight persons, each serving a one-year term ending on May 27, 1997. Delaware law permits a corporation to establish in its certificate of incorporation a classified board, which typically consists of two or more classes of directors with staggered terms of office.

    The Certificate of Incorporation of CardioThoracic Systems, Inc. will provide for a classified board of directors effective as of May 27, 1997. The directors will thereupon be divided into three classes. Class I will contain two directors who will hold office until the date of the Annual Meeting of Stockholders in 1998; Class II will contain three directors who will hold office until the date of the Annual Meeting of Stockholders in 1999; and Class III will contain three directors who will hold office until the date of the Annual Meeting of Stockholders in 2000 (and, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death). After each such election, the directors in each such class will then serve in succeeding terms of three years and until their successors are duly elected and qualified. As a result, after the 1997 Annual Meeting, only one class of directors will be elected at each annual meeting of stockholders with the rest of the directors continuing to serve for their respective terms.

    Upon the classification of the Board of Directors, it would ordinarily require at least two annual meetings for a majority of the voting stock to elect a majority of the Board of Directors unless, prior to the end of such two years, stockholders were able: (a) to obtain the approval of the then existing Board of Directors to increase the number of authorized directors; (b) to amend the Certificate of Incorporation, which provides for a classified Board of Directors; (c) amend or cause the directors to amend the Bylaws to increase the number of directors; (d) remove, or induce to resign, a sufficient number of directors; or (e) call a special meeting and vote to remove directors and elect persons to fill the resulting vacancies. The Certificate of Incorporation and Bylaws of CardioThoracic Systems, Inc. provide that directors may be removed without cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

    The classification system of electing directors may tend to maintain the incumbency of the Board of Directors as it generally makes it more difficult for stockholders to change a majority of the directors. The Board of Directors believes that classification will better enable the Board of Directors to protect the interests of nontendering or minority stockholders in the event that another person, through a tender offer or otherwise, should obtain a substantial amount of the CardioThoracic Systems, Inc. shares. A classified Board of Directors also may contribute to continuity and stability in leadership and policy.

VOTE REQUIRED

    The approval of the classification of the Board of Directors requires the affirmative vote of a majority of the shares entitled to vote on this matter.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE PROPOSAL SET FORTH HEREIN.

                                 PROPOSAL NO. 3
                    INCREASE IN NUMBER OF SHARES AUTHORIZED
                    UNDER THE COMPANY'S INCENTIVE STOCK PLAN

    The Company's Board of Directors and stockholders have previously adopted and approved the Incentive Stock Plan (the "Stock Plan"). A total of 1,600,000 shares of Common Stock have been reserved for issuance under the Stock Plan, and only 94,167 shares were available for future grant as of the Record Date. In January 1997, the Board of Directors authorized an amendment to the Stock Plan, subject to shareholder approval, to increase the shares reserved for issuance thereunder by 600,000, bringing the total number of shares issuable under the Stock Plan to 2,200,000.

    At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment of the Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder. The Board of Directors believes that the amendment is necessary to enable the Company to, among other things, continue its policy of employee stock ownership as a means to motivate high levels of performance and to recognize key employee accomplishments. A summary of the Stock Plan is set forth below.

SUMMARY OF THE STOCK PLAN

    GENERAL. The Stock Plan was originally adopted by the Board of Directors in August 1995 and approved by the stockholders in August 1995. The Stock Plan authorizes the Board of Directors (the "Board"), or one or more committees which the Board may appoint from among its members (the "Committee"), to grant options and rights to purchase Common Stock. Options granted under the Stock Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options, as determined by the Board or the Committee.

    PURPOSE. The general purpose of the Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of the Company's business.

    ADMINISTRATION. The Stock Plan may be administered by the Board or the Committee. Subject to the other provisions of the Stock Plan, the Administrator has the authority: (i) to determine the Fair Market Value; (ii) to select the Employees or Consultants to whom Options and Stock Purchase Rights may be granted under the Stock Plan; (iii) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted under the Stock Plan; (iv) to approve forms of agreement for use under the Stock Plan; (v) to determine the terms and conditions, not inconsistent with the terms of the Stock Plan, of any Option or Stock Purchase Right granted under the Stock Plan, including the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine; (vi) to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted; (vii) to institute an Option Exchange Program;
(viii) to construe and interpret the terms of the Stock Plan and awards granted pursuant to the Stock Plan; (ix) to prescribe, amend and rescind rules and regulations relating to the Stock Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws; (x) to modify or amend each Option or Stock Purchase

Right (subject to Section 15(c) of the Stock Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Stock Plan; (xi) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld; (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator; and (xiii) to make all other determinations deemed necessary or advisable for administering the Stock Plan.

    In August 1996, the Compensation Committee authorized the Chief Executive Officer to make initial option grants of up to 15,000 shares to new employees. The Chief Executive Officer has authority to grant such options to new employees who do not report directly to him; the Chief Financial Officer's approval is required to grant such options to new employees who report directly to the Chief Executive Officer. The Chief Executive Officer and Chief Financial Officer report to the Compensation Committee with regard to such matters.

    ELIGIBILITY. The Stock Plan provides that options and rights may be granted to the Company's employees and independent contractors, including members of the Board of Directors who are not employees of the Company. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company (a "10% Stockholder") is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

    TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Stock Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

    (a) EXERCISE PRICE. The Board or the Committee determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. However, excluding options issued to 10% Stockholders, the exercise price under an incentive stock option must not be less than 100% of the fair market value of the Common Stock on the date the option is granted. If the Common Stock is listed on any established stock exchange or a national market system, the fair market value shall be the closing sale price for such stock (or the closing bid if no sales were reported) on the date the option is granted. If the Common Stock is traded on the over-the-counter market, the fair market value shall be the mean of the high bid and high ask prices on the date the option is granted.

    (b) FORM OF CONSIDERATION. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee, consideration received by the Company under a formal cashless exercise program adopted by the Company, a reduction in the amount of any Company liability to the Optionee, or by a combination thereof.

    (c) EXERCISE OF THE OPTION. Each stock option agreement specifies the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the Stock Plan be exercised more than 10 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Stockholder, the term of the option shall be for no more than five years from the date of grant.

    (d) TERMINATION OF EMPLOYMENT. If an optionee's employment terminates for any reason (other than death or permanent disability), then all options held by such optionee under the Stock Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement (but not to exceed ninety days after the termination of his or her employment in the event of an incentive stock option) or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

    (e) PERMANENT DISABILITY. If an employee is unable to continue employment with the Company as a result of permanent and total disability (as defined in the Code), then all options held by such optionee under the Stock Plan shall expire upon the earlier of (i) 12 months after the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

    (f) DEATH. If an optionee dies while employed by the Company, his or her option shall expire upon the earlier of (i) 12 months after the optionee's death or (ii) the expiration date of the option. The executors or other legal representative or the optionee may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of death.

    (g) TERMINATION OF OPTIONS. Each stock option agreement will specify the term of the option and the date when all or any installment of the option is to become exercisable. Notwithstanding the foregoing, however, the term of any incentive stock option shall not exceed 10 years from the date of grant. No options may be exercised by any person after the expiration of its term.

    (h) NONTRANSFERABILITY OF OPTIONS. Unless determined otherwise by the Administrator, during an optionee's lifetime, his or her option(s) shall be exercisable only by the optionee and shall not be transferable other than by will or laws of descent and distribution.

    (i) VALUE LIMITATION. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

    (j) OTHER PROVISIONS. The stock option agreement may contain such terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Board or Committee.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION, CORPORATE TRANSACTIONS. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other change in the capital structure of the Company, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option or right outstanding under the Stock Plan, and the exercise price of any such outstanding option or night. Any such adjustment shall be made upon approval of the Board and, if required, the stockholders of the Company, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option and right shall be assumed or an equivalent option or right substituted by a successor corporation. If the successor corporation does not assume the options or substitute substantially equivalent options, then the exercisability of all outstanding options and rights shall be accelerated. In the event of the proposed dissolution or liquidation of the Company, the exercisability of all outstanding options and rights may be accelerated at the discretion of the Administrator. To the extent they have not been previously exercised, options shall terminate upon consummation of the proposed action.

    AMENDMENT, SUSPENSIONS AND TERMINATION OF THE STOCK PLAN. The Board may amend, suspend or terminate the Stock Plan at any time; provided, however, that the Company shall obtain stockholder approval of any amendment to the extent necessary and desirable to comply with Section 422 of the Code or any other applicable rule or statute. In any event, the Stock Plan will terminate automatically in 2005.

    FEDERAL TAX INFORMATION. Options granted under the Stock Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory options.

    An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

    All other options which do not quality as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

    Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

    Stock purchase rights are taxed in substantially the same manner as nonstatutory options.

    The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED

    The approval of the amendment of the Stock Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock present and voting at the Annual Meeting.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE INCENTIVE STOCK PLAN SET FORTH HEREIN.

                                 PROPOSAL NO. 4
             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                  INCREASING NUMBER OF SHARES OF COMMON STOCK

    The Company's Certificate of Incorporation, as currently in effect (the "Certificate"), provides that the Company is authorized to issue two classes of stock: 20,000,000 shares of Common Stock, $0.001 par value per share; and 5,100,000 shares of Preferred Stock. On January 28, 1997, the Board of Directors authorized an amendment to the Certificate to increase the authorized number of shares of Common Stock from 20,000,000 to 60,000,000 shares. The stockholders are being asked to approve at the Annual Meeting such amendment to the Certificate. Under the proposed amendment, the first paragraph of Article IV of the Restated Certificate of Incorporation would be amended to read as follows:

    The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 65,100,000 shares. The number of shares of Common Stock authorized is 60,000,000. The number of shares of Preferred authorized is 5,100,000.

    The Company currently has 20,000,000 authorized shares of Common Stock. As of April 1, 1997, 13,399,505 shares of Common Stock were issued and outstanding. In addition, 2,488,408 shares of Common Stock were reserved for future grant or for issuance upon the exercise of outstanding options under the Company's Incentive Stock Plan, Nonstatutory Option Plan, 1996 Director Option Plan and 1996 Employee Stock Purchase Plan.

PURPOSE AND EFFECT OF THE AMENDMENT

    The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to permit future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets, to create negotiating leverage and flexibility in the event of an unfriendly takeover bid, or to establish a strategic relationship with a corporate partner. The Board of Directors has no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

    The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights.

POTENTIAL ANTI-TAKEOVER EFFECT

    The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including: (i) a Preferred Shares Rights Agreement dated as of February 14, 1997, providing for the distribution of rights to purchase additional shares of the Company's Preferred Stock in the event of certain attempts to acquire control of the Company; (ii) provisions in the Stock Plan providing for acceleration of exercisability of outstanding options under certain circumstances in the event of a sale of assets or merger; and (iii) provisions of the Certificate authorizing the Board to issue up to 5,100,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board.

REQUIRED VOTE

    The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT TO THE CERTIFICATE SET FORTH HEREIN.

                                 PROPOSAL NO. 5
            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Coopers & Lybrand L.L.P., independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1997 and recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Coopers & Lybrand L.L.P. has audited the Company's financial statements since its inception. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

    SUMMARY COMPENSATION TABLE. The following table sets forth certain compensation paid by the Company to the Chief Executive Officer, the four other most highly compensated executive officers of the Company, and certain other officers (the "Named Executive Officers") for services rendered during the fiscal years ended December 31, 1995 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                        COMPENSATION AWARDS
                                                                                     -------------------------
                                                          ANNUAL COMPENSATION        RESTRICTED     SECURITIES
                                                         ----------------------        STOCK        UNDERLYING      ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR        SALARY        BONUS         AWARDS        OPTIONS       COMPENSATION
---------------------------------------------  ----      ----------      ------      ----------     ----------     ------------
Richard M. Ferrari                             1995         $47,065(1)       --          --(2)            --          $2,100(3)
  President and Chief                          1996         189,583      $70,000         --(2)            --           9,770(4)
  Executive Officer

Charles S. Taylor                              1995          48,750(5)       --          --(6)            --              --
  Vice President and Chief                     1996         130,121          --          --(6)            --           1,100(7)
  Technical Officer

Steve M. Van Dick                              1995              --(8)       --          --               --              --
  Vice President of Finance                    1996          99,167(8)   26,123          --          200,000             976(9)
  and Administration and
  Chief Financial Officer

Michael J. Billig                              1995              --(10)      --          --               --              --
  Vice President of Regulatory,                1996         115,104      46,089          --          140,000           1,100(11)
  Quality, and Clinical Research

Thomas A. Afzal                                1995              --(12)      --          --               --              --
  Vice President of Sales and                  1996          97,500(12)  25,453          --          100,000             917(13)
  Marketing

------------------------

(1) Mr. Ferrari joined the Company as Chief Executive Officer in June 1995 and was elected President in August 1995. He received an annualized salary of $175,000 in 1995. Mr. Ferrari's annualized salary was raised to $225,000 in September 1996.

(2) As of December 31, 1996, Mr. Ferrari held 945,041 shares of the Company's Common Stock having a value of $17,483,259, based upon the closing price of $18.50 per share on December 31, 1996. Pursuant to the terms of a Common Stock Purchase Agreement dated August 1, 1995, the shares are subject to repurchase by the Company at $0.00097 per share in the event of a termination of Mr. Ferrari's employment with the Company. The shares are subject to the following vesting schedule: (1) One twenty-fourth (1/24) of 206,120 of the shares were released from the repurchase option on each of May 31, June 30, July 31 and August 31, 1995; on September 8, 1995, an additional 103,060 shares were released from the repurchase option; pursuant to the terms of an Amendment Agreement dated September 8,1995, one forty-eighth (1/48) of the remaining 68,707 shares were and will continue to be released at the end of each month thereafter, contingent upon Mr. Ferrari's continued employment with the Company. (2) One forty-eighth (1/48) of 738,921 of the shares were released from the repurchase option on August 31, 1995; pursuant to the terms of an Amendment Agreement dated September 8, 1995, 1/48 of the remaining 723,527 shares subject to the Company's repurchase option following September 8, 1995 have been and will continue to be released from the repurchase option at the end of each month thereafter, contingent upon Mr. Ferrari's continued employment with the Company. As of December 31, 1996, a total of 425,886 shares had been released from the Company's repurchase options. None of the shares will be subject to the repurchase options after September 30, 1999.

(3) Consists of three payments of a $700 monthly automobile allowance.

(4) Consists of twelve payments of a $700 monthly automobile allowance plus payment of life insurance premiums for the benefit of Mr. Ferrari in the amount of $1,370.

(5) Mr. Taylor, a founder of the Company, has served as Vice President and Chief Technical Officer since June 1995 and received an annualized salary of $130,000 in 1995.

(6) As of December 31, 1996, Mr. Taylor held 948,152 shares of Common Stock having a value of $17,540,812, based upon the closing price of $18.50 per share on December 31, 1996. Pursuant to the terms of a Common Stock Purchase Agreement dated August 1, 1995, all of the shares are subject to repurchase by the Company at $0.00097 per share in the event of a termination of Mr. Taylor's employment with the Company. One forty-eighth (1/48) of the shares were released from the repurchase option as of the last day of each month from November 1993 through August 1995. Pursuant to the terms of an Amendment Agreement dated September 8, 1995, 1/48 of the 513,582 shares still subject to the Company's repurchase option following September 8, 1995 have been and will continue to be released from the repurchase option at the end of each month thereafter, contingent upon Mr. Taylor's continued employment with the Company. As of December 31, 1996, a total of 605,765 shares had been released from the Company's repurchase option. None of the shares will be subject to the repurchase option after September 30, 1999.

(7) Consists of payments by the Company for life insurance premiums for the benefit of Mr. Taylor during the fiscal year ended December 31, 1996.

(8) Mr. Van Dick accepted employment with the Company as Vice President of Finance and Administration and Chief Financial Officer in March 1996, which employment began in April 1996 at an annualized salary of $140,000.

(9) Consists of payments by the Company for life insurance premiums for the benefit of Mr. Van Dick during the fiscal year ended December 31, 1996.

(10) Michael J. Billig joined the Company as Vice President, Regulatory, Quality, and Clinical Research in February 1996 at an annualized salary of $130,000.

(11) Consists of payments by the Company of life insurance premiums for the benefit of Mr. Billig during the fiscal year ended December 31, 1996.

(12) Mr. Afzal has served as Vice President of Sales since March 1996 and became Vice President of Sales and Marketing in July 1996.

(13) Consists of payments by the Company of life insurance premiums for the benefit of Mr. Afzal during the last fiscal year.

STOCK OPTION INFORMATION

    The following table sets forth certain information concerning stock options granted during the fiscal year ended December 31, 1996 to the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent the Company's estimate of future stock prices. Actual realizable values, if any, of stock options will depend on the future performance of the Common Stock.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1996

                                                           INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                       ---------------------------------------------------------    VALUE AT ASSUMED
                                        NUMBER OF                                                 ANNUAL RATES OF STOCK
                                       SECURITIES      PERCENT OF                                  PRICE APPRECIATION
                                       UNDERLYING     TOTAL OPTIONS     EXERCISE OR                FOR OPTION TERM(3)
                                         OPTIONS    GRANTED IN FISCAL   BASE PRICE    EXPIRATION  ---------------------
NAME                                     GRANTED         1996(1)         ($/SH)(2)       DATE       5%($)      10%($)
-------------------------------------  -----------  -----------------  -------------  ----------  ---------  ----------
Thomas A. Afzal......................     100,000            4.7%        $    5.00     2/19/06      314,447     796,871

Michael J. Billig....................     140,000            6.6%        $    0.10     1/25/06        8,805      22,312

Steve M. Van Dick....................     200,000            9.5%        $    5.00     3/18/06      628,895   1,593,742

------------------------

(1) Based on an aggregate of 2,108,750 options granted by the Company in the year ended December 31, 1996 to employees of and consultants to the Company, including the Named Executive Officers.

(2) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

FISCAL YEAR END OPTION VALUES

    The following table sets forth, for each of the Named Executive Officers in the Summary Compensation Table above, information with respect to the value of unexercised stock options held by such individuals at December 31, 1996. None of the Named Executive Officers exercised stock options during the fiscal year ended December 31, 1996.

                      OPTION EXERCISES IN FISCAL 1996 AND
                             YEAR-END OPTION VALUES

                                                                 NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                    OPTIONS AT                  OPTIONS AT
                                                                DECEMBER 31, 1996          DECEMBER 31, 1996(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Thomas A. Afzal...........................................          --        100,000           --    $ 1,350,000

Michael J. Billig.........................................          --        140,000           --    $ 2,576,000

Steve M. Van Dick.........................................      50,000        150,000    $ 675,000    $ 2,025,000

------------------------

(1) Based on a value of $18.50 per share, the closing price on December 31, 1996, less the per share exercise price shown in the Option Grant Table above, multiplied by the number of shares underlying the Option.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL AGREEMENTS

    Under the terms of a letter dated September 5, 1995, setting forth the terms of Charles S. Taylor's employment with the Company, the Company has agreed to provide Mr. Taylor with a base salary continuation, subject to certain conditions, for three months following a termination of Mr. Taylor's employment without cause or a mutual agreement for separation from the Company.

    Under the terms of a letter dated March 15, 1996, setting forth the terms of Steve M. Van Dick's employment with the Company, which began in April 1996, the Company has agreed to provide Mr. Van Dick with an employment agreement having a term of five years and providing, upon a change in control of the Company, for salary and benefits to continue for one year and for accelerated vesting of all outstanding stock options. In addition, the Company has agreed to provide Mr. Van Dick with a loan for the purchase of a home having a principal amount of $200,000 with simple interest payable at the rate of 6.31% per annum and a term of five years.

    Under the terms of a letter dated August 1, 1996, setting forth the terms of Christian Skieller's employment with the Company, the Company has agreed to provide Mr. Skieller with a continuation of base salary for one year following any termination of employment with the Company, except in event of termination for cause or voluntary termination.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    THE FOLLOWING IS PROVIDED TO STOCKHOLDERS BY THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    The Compensation Committee of the Board of Directors (the "Committee"), comprising three outside directors, is responsible for the administration of the Company's compensation programs. These programs include base salary for executive officers and both annual and long-term incentive compensation programs. The Company's compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to the Company's performance and stockholder return.

COMPENSATION PHILOSOPHY

    The design and implementation of the Company's executive compensation programs are based on a series of guiding principles derived from the Company's values, business strategy and management requirements. These principles may be summarized as follows:

    - Align the financial interests of the management team with the Company and its stockholders;

    - Attract, motivate and retain high-caliber individuals necessary to increase total return to stockholders;

    - Provide a total compensation program where a significant portion of pay is linked to individual achievement and short- and long-term Company performance; and

    - Emphasize reward for performance at the individual, team and Company levels.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Committee believes that any options granted under the Company's stock option plan will meet the requirement of being performance based under the transition provisions provided in the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

COMPENSATION PROGRAM

    In 1996, the Company retained iQuantic, Inc., a compensation consulting firm, to research and prepare a report regarding the Company's chief executive officer's compensation package, other officers' compensation and the employee bonus program. In August 1996 iQuantic submitted to the Compensation Committee a report regarding the Company's cash and equity bonus structure and officer compensation issues. The Compensation Committee considered the report in its September 1996 meeting and made certain adjustments to the chief executive officer's compensation package, the other officers' compensation, and the employee bonus program.

    The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate executive officers consistent with the principles set forth above. The Committee considers these components of compensation individually as well as collectively in determining total compensation for executive officers.

    1. BASE SALARY. Each fiscal year the Committee establishes base salaries for individual executive officers based upon (i) industry and peer group surveys, (ii) responsibilities, scope and complexity of each position and (iii) performance judgments as to each individual's past and expected future contributions. The Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company's executive officers other than the Chief Executive Officer. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectations as to his future contributions in leading the Company.

    2. ANNUAL CASH (SHORT-TERM) INCENTIVES. Annual cash incentives are established to provide a direct linkage between individual pay and annual corporate performance. Target annual bonus awards are established for executive officer positions based upon industry and peer group surveys and range from 10% to 40% of base salary, with 40% for the chief executive officer position. Each officer who served in an executive capacity during the Last Fiscal Year, including the Chief Executive Officer, received a cash bonus for such service ranging in amount from 0% to approximately 40% of base salary. In establishing bonus amounts, the Committee generally considers the performance of each officer in his or her respective area of accountability, each officer's respective contribution to the success of the Company, the Company's overall performance, and competitive data for similar positions. In establishing bonus awards for the Last Fiscal Year, the Committee also considered the Company's successful product development programs and training programs during the year, as well as financial performance for the Last Fiscal Year. The Compensation Committee establishes corporate and individual objectives for each officer at the beginning of each of the Company's fiscal quarters. The Compensation Committee makes a quarterly determination of the bonus for each officer. The determination is based on set proportions of the corporate and individual objectives, and each officer is rated separately on the attainment of those objectives. Each officer may receive a portion or the full amount of his targeted annual performance based bonus. The bonus award to the Chief Executive Officer for the Last Fiscal Year was approximately 37% of his base salary.

    3. EQUITY BASED INCENTIVE COMPENSATION. Long-term incentives for the Company's employees are provided under the Company's stock option plans. Each fiscal year, the Committee considers the desirability of granting to executive officers long-term incentives in the form of stock options. These option grants are intended to motivate the executive officers to manage the business to improve long-term Company performance and align the financial interests of the management team with the Company and its stockholders. The Committee established the grants of stock options to executive officers (other than the Chief Executive Officer) in the Last Fiscal Year, based upon a review of proposed individual awards, taking into account each officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance requirements and contributions of the officer and competitive data for similar positions. During the Last Fiscal Year, option awards were granted to the following officers in the following amounts: (1) 140,000 shares of Common Stock to the Vice President, Regulatory, Quality, and Clinical Research, (2) 200,000 shares of Common Stock to the Vice President, Finance and Administration, and (3) 100,000 shares of Common Stock to the Vice President, Sales and Marketing.

                                          Respectfully submitted,

                                          Robert C. Bellas
                                          Thomas C. McConnell
                                          Philip M. Young

    THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders of the Company's Common Stock at December 31, 1996 since April 18, 1996 (the date the Company first became subject to the reporting requirements of the Exchange
Act) to the cumulative total return over such period of (i) "Nasdaq Stock Market -- U.S." index, and (ii) the Hambrecht & Quist "Healthcare -- Excluding Biotechnology" index. The graph assumes the investment of $100 in the Company's Common Stock and each of such indices (from April 18, 1996) and reflect the change in the market price of the Company's Common Stock relative to the noted indices at December 31, 1996 (and not for any interim period). The performance shown is not necessarily indicative of future price performance.

                 COMPARISON OF 8 MONTH CUMULATIVE TOTAL RETURN*
      AMONG CARDIOTHORACIC SYSTEMS, INC., THE NASDAQ STOCK MARKET-US INDEX
       AND THE HAMBRECHT & QUIST HEALTHCARE-EXCLUDING BIOTECHNOLOGY INDEX
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               CARDIOTHORACIC SYSTEMS, INC.          NASDAQ STOCK MARKET-US
4/18/1996                               $100.00                         $100.00
4/96                                     106.00                          105.00
5/96                                      98.00                          110.00
6/96                                      60.00                          105.00
7/96                                      49.00                           95.00
8/96                                      72.00                          101.00
9/96                                      92.00                          108.00
10/96                                     85.00                          107.00
11/96                                     83.00                          114.00
12/96                                     83.00                          114.00

                    HAMBRECHT & QUIST HEALTHCARD-EXCLUDING BIOTECHNOLOGY

4/18/1996                                                                 $100.00

4/96                                                                       102.00

5/96                                                                       102.00

6/96                                                                        98.00

7/96                                                                        90.00

8/96                                                                        95.00

9/96                                                                       107.00

10/96                                                                      102.00

11/96                                                                      105.00

12/96                                                                      108.00


*  $100 INVESTED ON 4/18/96 IN STOCK OR INDEX-
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING DECEMBER 31.

    THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During fiscal year ended December 31, 1996, the Company made no payments pursuant to consulting arrangements to any members of its Board of Directors except Thomas J. Fogarty, M.D. In February 1996, the Company entered into a Consulting Agreement with Dr. Fogarty pursuant to which the Company agreed to pay Dr. Fogarty up to $25,000,000 in royalties calculated on sales of certain products sold by the Company and granted to Three Arch Partners, L.P. and Three Arch Associates, L.P., partnerships of which Dr. Fogarty is a general partner, nonstatutory options to purchase a total of 90,000 shares of Common Stock at $0.10 per share. The options granted to Three Arch Partners, L.P. and Three Arch Associates, L.P. were granted under the Company's Incentive Stock Plan and were immediately exercisable, but shares issued upon the exercise of the options are subject to repurchase at cost in the event that both the consulting agreement between the Company and Dr. Fogarty is terminated in accordance with its terms and Dr. Fogarty is no longer a member of the Company's Board of Directors. The repurchase right lapses at the rate of 1/48 of the shares per month beginning in March 1996. Three Arch Partners, L.P. and Three Arch Associates, L.P. exercised the options in full on February 21, 1996. During the last fiscal year, the Company paid Dr. Fogarty for expenses incurred in connection with consulting services performed for the Company in the amount of $5,199.

    During the fiscal year ended December 31, 1996, the Company made loans to certain of its executive officers. On April 29, 1996 and June 5, 1996, the Company loaned to Thomas A. Afzal, an officer of the Company, the aggregate principal amount of $355,000 at the rate of 5.88% per annum, due in two equal installments on January 5, 1997 and January 5, 1998. Should the officer's association with the Company continue through the due date of any installment payment under the notes, then the Company has agreed to forgive all principal and interest due by the terms of the note for such installment. On August 16, 1996, the Company loaned to Richard M. Ferrari, the Chief Executive Officer of the Company, the principal amount of $750,000, secured by 75,000 shares of the Company's Common Stock. The note does not bear interest and is due and payable on the earlier of August 16, 2000 or the termination of employment. On May 20, 1996, the Company loaned to Michael J. Billig, an officer of the Company, the principal amount of $35,000, with interest to accrue at 6.36% per annum, due and payable on the earlier of May 20, 2000 or the termination of employment. On December 3, 1996, the Company loaned to Steve Van Dick, an officer of the Company, the principal amount of $200,000, with interest to accrue at a rate of 6.31% per annum, due and payable on the earlier of December 31, 2000 or the termination of employment.

    On January 4, 1996, the Company sold 500,000 shares of Series A Preferred, at $1.00 per share, to Boston Scientific Corp. Joseph A. Ciffolillo, a director of the Company, is also a director of Boston Scientific. On February 21, 1996, the Company sold 408,173 shares of its Series A Preferred, at $1.00 per share, to Three Arch Partners, L.P., and 91,827 shares of its Series A Preferred, at $1.00 per share, to Three Arch Associates, L.P. Dr. Fogarty, a director of the Company, is a general partner of both partnerships.

    All transactions, including any loans from the Company to its officers, directors, principal stockholders or affiliates, have been or will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

    THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, CARDIOTHORACIC SYSTEMS, INC., 10600 N. TANTAU AVE., CUPERTINO, CALIFORNIA 95014.

                                          THE BOARD OF DIRECTORS

Dated: April 21, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          CARDIOTHORACIC SYSTEMS, INC.
          1997 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 27, 1997

      The undersigned shareholder of CARDIOTHORACIC SYSTEMS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 21, 1997 and hereby appoints Richard M. Ferrari and Steve M. Van Dick and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shareholders of CARDIOTHORACIC SYSTEMS, INC. to be held on May 27, 1997 at 1:30 p.m. local time, at the Company's principal executive offices at 10600 N. Tantau Ave., Cupertino, California and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.      ELECTION OF DIRECTORS:
        / /   FOR all nominees listed below (except as
        indicated)           / /
                               ABSTAIN           / /   AGAINST
                                   all nominees listed below
        IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY
        INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT
        NOMINEE'S NAME IN THE LIST BELOW:
        ROBERT C. BELLAS, JR., JOSEPH A. CIFFOLILLO, RICHARD
        M. FERRARI, THOMAS J. FOGARTY, M.D., JACK W.
        LASERSOHN, THOMAS C. MCCONNELL,
        CHARLES S. TAYLOR, AND PHILIP M. YOUNG
2.      AMENDMENT OF CHARTER DOCUMENTS TO ESTABLISH A
        CLASSIFIED BOARD OF DIRECTORS:
                                           / /  FOR             / /  AGAINST             / /  ABSTAIN
3.      AMENDMENT OF INCENTIVE STOCK PLAN TO INCREASE THE
        NUMBER OF SHARES RESERVED FOR GRANT THEREUNDER:
                                           / /  FOR             / /  AGAINST             / /  ABSTAIN
4.      AMENDMENT OF CHARTER DOCUMENTS TO INCREASE THE NUMBER
        OF SHARES OF COMMON STOCK AUTHORIZED THEREUNDER:
                                           / /  FOR             / /  AGAINST             / /  ABSTAIN

        PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS &
5.      LYBRAND LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY
        FOR THE FISCAL PERIOD ENDING DECEMBER 31, 1997:
                                           / /  FOR             / /  AGAINST             / /  ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

      THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS, FOR THE AMENDMENT OF THE 1995 INCENTIVE STOCK PLAN, FOR THE AMENDMENT OF THE CHARTER DOCUMENTS TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                             Dated: _____________________ , 1997
                                             ___________________________________
                                                          Signature
                                             ___________________________________
                                                          Signature

                                             (This Proxy should be marked, dated
                                             and signed by the shareholder(s)
                                             exactly as his or her name appears
                                             hereon, and returned promptly in
                                             the enclosed envelope. Persons
                                             signing in a fiduciary capacity
                                             should so indicate. If shares are
                                             held by joint tenants or as
                                             community property, both should
                                             sign.)